EXHIBIT 6(E)
                                       IVY FUND

                           ADDENDUM TO AMENDED AND RESTATED
                                DISTRIBUTION AGREEMENT

                                    Ivy Bond Fund
                                   Ivy Canada Fund
                                Ivy China Region Fund
                               Ivy Emerging Growth Fund
                                   Ivy Global Fund
                                   Ivy Growth Fund
                             Ivy Growth with Income Fund
                                Ivy International Fund
                             Ivy International Bond Fund
                           Ivy Latin America Strategy Fund
                                Ivy Money Market Fund
                                 Ivy New Century Fund

                                    CLASS C SHARES


               AGREEMENT made as of the 30th day of April, 1996, by and between Ivy Fund (the "Trust") and Mackenzie Ivy Funds
          Distribution, Inc. ("MIFDI").

               WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios, as may be designated from time to time; and

               WHEREAS, MIFDI serves as the Trust's distributor pursuant to an Amended and Restated Distribution Agreement dated October 23, 1993 (the "Agreement"); and

               WHEREAS, the Trustees of the Trust, at a meeting held on February 10, 1996, duly approved an amendment to the Agreement to include (i) the Class C shares of Ivy Bond Fund, Ivy Canada Fund, Ivy China Region Fund, Ivy Emerging Growth Fund, Ivy Global Fund, Ivy Growth Fund, Ivy Growth with Income Fund, Ivy International Fund, Ivy International Bond Fund, Ivy Latin America Strategy Fund, Ivy Money Market Fund and Ivy New Century Fund (the "Funds") and (ii) the Class D shares of Ivy Growth with Income Fund; and

               WHEREAS, (i) the Class C shares of the Funds were established and designated and (ii) the Class D shares of Ivy Growth with Income Fund were redesignated by the Board of Trustees of the Trust by written consent dated as of February 29, 1996.

               NOW THEREFORE, the Trust and MIFDI hereby agree as follows:














                    Effective as of the date that the
                    Registration Statement pertaining to the
                    Class C shares of the Funds, filed with the Securities and Exchange Commission on or about February 29, 1996 pursuant to Rule 485(a) under the Securities Act of 1933, first becomes effective, (i) all references in the Agreement to Class C shares of Ivy Growth with Income Fund shall hereafter refer to the Class D shares of Ivy Growth with Income Fund, and (ii) the Agreement shall relate in all respects to the Class C shares of the Funds, in addition to the classes of shares of the Funds and any other series of the Trust specifically identified in Paragraph 1 of the Agreement and any other Addenda thereto.

               IN WITNESS WHEREOF, the Trust and MIFDI have adopted this Addendum as of the date first set forth above.

                                   IVY FUND


                                   By:  _____________________________
                                        Michael G. Landry, President

                                   MACKENZIE IVY FUNDS DISTRIBUTION INC.



                                   By:  _____________________________
                                        Keith J. Carlson, President